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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

        Certification and Notice of Termination of Registration under Section
           12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number: 0-29236

                         MARINE MANAGEMENT SYSTEMS, INC
             (Exact name of registrant as specified in its charter)

                                 470 WEST AVENUE
                               STAMFORD, CT 06902
                                 (203) 327-6404
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       COMMON STOCK, $.002 PAR VALUE; AND
                         WARRANTS, EACH TO PURCHASE ONE
                              SHARE OF COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [x]         Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]         Rule 12g-4(a)(2)(i)  [ ]
          Rule 12h-3(b)(2)(i)  [ ]         Rule 12g-4(a)(2)(ii) [ ]
          Rule 12h-3(b)(2)(ii) [ ]         Rule 12h-3(b)(1)(i)  [ ]
          Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
70


Pursuant to the requirements of the Securities Exchange Act of 1934, Marine Management Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  February 9, 1999              BY:  /s/  Michael P. Barney
                                          ----------------------
                                           Michael P. Barney
                                           President and Chief Executive Officer